Exhibit 99.1

TOREADOR ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007 FINANCIAL RESULTS

•	Fourth quarter revenue of $12.5 million up $4.6 million from prior year on new Turkish gas production and higher oil prices
•	Fourth quarter operating loss of $22.3 million includes non-cash impairment charge of $13.4 million to write down Romanian gas field reserves
•	Third tripod offshore Turkey now connected to pipeline with production set to commence in next few days
•	Offers for a portion of South Akcakoca Sub-basin working interest received
•	New joint venture in Hungary to test deep gas play

DALLAS, TEXAS – (March 13, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) today announced fourth quarter and full year 2007 financial results.

FOURTH QUARTER 2007 FINANCIAL RESULTS

Fourth quarter 2007 revenues increased to $12.5 million from $7.9 million in the same period last year, a positive change of 58%, primarily due to new natural gas production from the South Akcakoca Sub-basin natural gas project offshore Turkey and an increase in realized oil prices in France. For the quarter ended December 31, 2007, Toreador reported earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX, a non-GAAP measure*) of $5.9 million compared to $3.2 million for the same period last year, an 84% increase.

Toreador recorded an operating loss in the fourth quarter of 2007 of $22.3 million, compared to an operating loss of $3.2 million in the same period last year. Non-cash expenses in the fourth quarter of 2007 include an impairment charge of $13.4 million to write down the value of a Romanian field rehabilitation project; depreciation, depletion and amortization of $7.7 million which increased $5.4 million from the

Toreador Q4 2007 Financial Results, March 13, 2007	Page 2 of 8

prior year primarily due to the start up of gas production offshore Turkey and a full year of production in Romania; and $657 thousand of stock compensation expense which is included in general and administrative expense. Lease operating expense in the three months ended December 31, 2007 was $4.3 million which increased by $1.8 million compared to the fourth quarter of 2006 due to the start up of Turkish gas production. Exploration expense in the fourth quarter of 2007 was $5.2 million primarily due to a seismic program in Romania. General and administrative expense net of stock compensation expense was $2.4 million in the fourth quarter of 2007.

For the three months ended December 31, 2007, the company reported a loss available to common shares of $19.9 million, or $1.03 per diluted share, compared to a loss available to common shares of $7.7 million in the fourth quarter of 2006, or $0.49 per diluted share.

Diluted weighted average shares outstanding in the fourth quarter of 2007 were 19.2 million, compared to 15.6 million diluted weighted average shares outstanding in the fourth quarter of 2006.

Production Data for the Three Months Ended December 31,
	2007	2006		2007	2006
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	95	101	France	$ 82.50	$ 56.61
Turkey	15	15	Turkey	82.79	53.41
Romania	2	5	Romania	71.83	53.68
Total	112	121	Total	$ 82.38	$ 56.09
Gas (MMcf):			Gas ($/Mcf):
France	-	-	France	$ -	$ -
Turkey	280	-	Turkey	9.07	-
Romania	146	311	Romania	5.29	3.61
Total	426	311	Total	$ 7.78	$ 3.61
MBOE:			$/ BOE:
France	95	101	France	$ 82.50	$ 56.61
Turkey	62	15	Turkey	61.52	53.41
Romania	26	57	Romania	34.33	24.63
Total	183	173	Total	$ 68.55	$ 45.77

FULL YEAR 2007 FINANCIAL RESULTS

For full year 2007, revenues increased to $41.7 million compared to $33.3 million for the same period last year primarily due to new natural gas production in Turkey and oil price increases in France. In the

Toreador Q4 2007 Financial Results, March 13, 2007	Page 3 of 8

twelve months ended December 31, 2007, EBITDAX*was $21.7 million, compared to $18.9 million for the twelve months of 2006. An operating loss of $57.4 million was recorded in 2007 compared to a $3.6 million operating gain in 2006. Non-cash operating expenses recorded in 2007 included an impairment of Romanian reserves of $13.4 million and an increase in depreciation, depletion and amortization of $15.0 million due to new production in Turkey, a full year of production in Romania, and the decrease of the dollar versus the euro in France.

Due to an aggressive drilling program, exploration expenses in 2007 were $14.7 million and dry hole expenses were $21.8 million. Lease operating expense in 2007 of $12.6 million was $3.9 million higher than the previous year due to the startup of gas production offshore Turkey and a full year of production in Romania. General and administrative expense of $17.3 million increased by $7.8 million compared to 2006 primarily due to audit expenses associated with a restatement of financial statements for prior years, separation expenses due to the resignation of a former president and chief executive officer and a reduction in the amount of capitalized expenses in Turkey.

For the twelve months ended December 31, 2007, a loss available to common shares of $74.6 million was recorded, or $4.07 per diluted share, compared to income available to common shares of $2.4 million, or $0.15 per diluted share for the twelve months of 2006. In addition to the increased operating expenses noted above, a non-cash foreign currency translation loss of $26.3 million was incurred in 2007 primarily due to the decrease in the value of the dollar versus the new Turkish lira, resulting in an adjustment in the value of Turkish assets on the balance sheet and a non-cash charge on the income statement to account for the re-valuation of the assets.

	For the Years Ended December 31,
	2007	2006		2007	2006
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	383	442	France	67.49	61.74
Turkey	66	68	Turkey	61.98	56.10
Romania	10	8	Romania	57.59	52.71
Total	459	518	Total	$ 66.50	$ 60.86
Gas (MMcf):			Gas ($/Mcf):
Turkey	905	-	Turkey	8.60	-
Romania	689	502	Romania	4.90	3.57
Total	1,594	502	Total	$ 7.00	$ 3.57
MBOE:			$/ BOE:
France	383	442	France	67.49	61.74
Turkey	217	68	Turkey	54.77	56.10
Romania	124	92	Turkey	31.55	24.06
Total	724	602	Total	$ 57.51	$ 55.37

OPERATIONAL UPDATE

In the South Akcakoca Sub-basin project (SASB) located offshore Turkey in the Black Sea, the tie-in of the Ayazli platform is finished and production is expected to begin from that platform in the next few days. Current production from the Akkaya and Dogu Ayazli platforms is approximately 16 million cubic feet of gas per day (MMCFD) with the Ayazli platform expected to add another15 MMCFD of

Toreador Q4 2007 Financial Results, March 13, 2007	Page 4 of 8

production. The current wellhead price for natural gas from the SASB is approximately $10.21 per thousand cubic feet of gas (MCF) and is expected to be increased to over $11.00 per MCF in May by a mandated rise in the price charged for uninterruptible gas supply to industrial customers in Turkey by BÖTAS, the Turkish state pipeline operator.

Toreador is currently evaluating preliminary offers for a portion of its working interest in the SASB. The evaluation process is expected to conclude in the second quarter and further details will be disclosed should one of the offers be accepted. Currently Toreador holds a 36.75% working interest in the South Akcakoca Sub-basin and the eight adjacent offshore exploration blocks. The operator is TPAO, the Turkish national oil company which holds a 51% working interest, with the remaining 12.25% working interest held by Stratic Energy Corporation.

In Hungary, preparations are being made for the drilling of two exploration wells in Toreador’s Szolnok exploration block.  As previously disclosed, four joint venture partners are providing approximately $10 million in capital for the drilling of two wells and a 3-D seismic program in return for a 75% working interest in the Szolnok block.  Toreador is the operator and is being carried for its 25% working interest to the casing point in the two wells and the 3-D survey.  It is anticipated that the first well will spud and the 3-D survey will commence in April. The second well will immediately follow the first.

Another joint venture in Hungary is expected to be completed soon with a private European oil and gas company to drill and test a delineation well in Toreador’s Tompa exploration block.  The well is being drilled in an updip location to evaluate a deep gas play that was first detected by two wells drilled in the late 1980’s by OKGT (the former Hungarian state oil company) and the U.S. Geological Survey.  The wells produced gas in drill stem tests from a conglomerate encountered below 3,200 meters depth in the northwestern corner of the Tompa block.  The proposed terms of the joint venture are for the partner to drill, case and test a well projected to cost up to $16 million in return for a 75% interest in the Tompa block.  Toreador will be carried for the first well and retain a 25% working interest in the block.

CONFERENCE CALL

A conference call to discuss third quarter 2007 results and current operational activities will be held today at 10:00 am Central, 11:00 am Eastern, to discuss fourth quarter results and current operations.

Active participants who wish to ask questions during the conference call should dial toll free 800-257-7063 (international dial 1-303-262-2137) approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 800-405-2236 (international dial 1-303-590-

Toreador Q4 2007 Financial Results, March 13, 2007	Page 5 of 8

3000), passcode 11110119#, to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

*Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The tables below reconcile EBITDAX with income from continuing operations as derived from the company’s financial information.

Table 1: Reconciliation of EBITDAX to Net Income for the three months ended December 31,

Toreador Q4 2007 Financial Results, March 13, 2007	Page 6 of 8

Table 2: Reconciliation of EBITDAX to Net Income for the year ended Dec. 31,

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net

Toreador Q4 2007 Financial Results, March 13, 2007	Page 7 of 8

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,
	2007	2006

Oil and natural gas sales	$ 12,508	$ 7,903

Operating costs and expenses:
Lease operating	4,307	2,550
Exploration expense	5,198	1,945
Dry hole expense	483	1,706
Depreciation, depletion and amortization	7,732	2,333
Impairment of oil and gas properties	13,446	-
General and administrative	3,065	2,609
Loss on oil and gas derivative contracts	192	-
Loss on sale of properties and other assets	425	2
Total operating costs and expenses	34,848	11,145

Operating loss	(22,340)	(3,242)

Other income (expense):
Equity in earnings of unconsolidated investments	-	138
Foreign currency exchange gain (loss)	3,042	(2,468)
Interest and other income	964	15
Interest expense, net of interested capitalized	(1,781)	(729)
Total other income (expense)	2,225	(3,044)

Loss before taxes	(20,115)	(6,286)
Income tax benefit (provision)	142	(915)

Loss from continuing operations	(19,973)	(7,201)
Income (loss) from discontinued operations, net of tax	114	(414)
Net loss	(19,859)	(7,615)

Dividends on preferred shares	(40)	(40)

Loss available to common shares	$ (19,899)	$ (7,655)

Basic income (loss) available to common shares per share:
From continuing operations	$ (1.04)	$ 0.46
From discontinued operations	0.01	0.03
	$ (1.03)	$ 0.49
Diluted income (loss) available to common shares per share:
From continuing operations	$ (1.04)	$ 0.46
From discontinued operations	0.01	0.03
	$ (1.03)	$ 0.49
Weighted average shares outstanding:
Basic	19,176	15,643
Diluted	19,176	15,643

Toreador Q4 2007 Financial Results, March 13, 2007	Page 8 of 8

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Year Ended Dec. 31,
	2007	2006
Revenue:
Oil and natural gas sales	$ 41,691	$ 33,317

Operating costs and expenses:
Lease operating expense	12,644	8,741
Exploration expense	14,742	3,946
Dry hole and abandonment	21,840	1,706
Depreciation, depletion and amortization	21,257	6,279
Impairment of oil and natural gas properties	13,446	-
General and administrative	17,313	9,505
Loss on oil and gas derivative contracts...........................................	1,005	-
Gain on sale of properties and other assets	(3,159)	(436)
Total operating costs and expenses	99,088	29,741
Operating income (loss)	(57,397)	3,576
Other income (expense):
Equity in earnings of unconsolidated investments	22	401
Foreign currency exchange loss	(26,305)	(605)
Interest and other income	1,829	1,988
Interest expense	(4,291)	(891)
Total other income (expense)	(28,745)	893
Income (loss) from continuing operations before income taxes	(86,142)	4,469
Income tax benefit (provision)	4,676	(3,005)
Income (loss) from continuing operations	(81,466)	1,464
Income from discontinued operations, net of tax	7,045	1,114
Net income (loss)	(74,421)	2,578
Preferred dividends	(162)	(162)
Income (Loss) available to common shares	$ (74,583)	$ 2,416
Basic income (loss) available to common shares per share from:
Continuing operations	$ (4.45)	$ 0.09
Discontinued operations	0.38	0.07
	$ (4.07)	$ 0.16
Diluted income (loss) available to common shares per share from:
Continuing operations	$ (4.45)	$ 0.08
Discontinued operations	0.38	0.07
	$ (4.07)	$ 0.15
Weighted average shares outstanding:
Basic	18,358	15,527
Diluted	18,358	15,884